Exhibit 24
POWER OF ATTORNEY

The undersigned hereby constitutes and appoints Max L. Bouthillette as Attorney-in-Fact to execute any Form 3, 4 or 5 in connection with her beneficial ownership of securities of KLX Energy Services Holdings, Inc. that may be required of the undersigned pursuant to Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Section 16 Filings”). The undersigned does hereby consent and agree to her responsibility for the timely filing of her Section 16 Filings, and for the completeness and accuracy of the information concerning her contained herein and therein (but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that she knows or has reason to believe that such information is inaccurate) and the inclusion of this Power of Attorney as an exhibit thereto.

DATE: March 8, 2024

By:	/s/ Danielle E. Hunter
Danielle E. Hunter